UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2010

ALTRIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-8940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 West Broad Street, Richmond, Virginia	23230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 274-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements With Certain Officers.

(e) Restricted Stock. On January 26, 2010, the Compensation Committee of the Board of Directors of Altria Group, Inc. (the “Company”) approved the grant of shares of restricted stock under the 2005 Performance Incentive Plan to the following named executive officers in the amounts indicated below:

Name	Shares of Restricted Stock
Michael E. Szymanczyk	250,000
Martin J. Barrington	80,410
David R. Beran	87,940
Craig A. Johnson	62,820
Denise F. Keane	77,890
John R. Nelson	50,260

The restricted stock awards vest three years from the grant date. A form of restricted stock agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Base Salaries. On January 26, 2010, the Compensation Committee approved the following base salaries, effective March 1, 2010, for the following named executive officers, in the amounts indicated below:

Name	Base Salary Amount
Michael E. Szymanczyk	$1,300,000
Martin J. Barrington	747,700
David R. Beran	810,300
Craig A. Johnson	769,600
Denise F. Keane	737,100
John R. Nelson	770,000

Annual Incentive Awards. On January 26, 2010, the Compensation Committee approved annual incentive awards for 2009, payable in cash, to the following named executive officers, as follows:

Name	Annual Incentive Award
Michael E. Szymanczyk	$3,000,000
Martin J. Barrington	1,000,000
David R. Beran	1,200,000
Craig A. Johnson	850,000
Denise F. Keane	900,000
John R. Nelson	775,000

The maximum award amounts for the 2009 annual incentive awards were determined based on a performance incentive pool equal to 0.7% of the 2009 adjusted net earnings of the Company. Adjusted net earnings of the Company are defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Compensation Committee. In addition, individual award amounts are limited to the shareholder-approved maximum defined in the 2005 Performance Incentive Plan of $10.0 million.

Future Programs

With respect to future programs, the 2010 Performance Incentive Plan will be submitted for shareholder approval in May 2010 (the “2010 Performance Incentive Plan”). On January 26, 2010, the Compensation Committee approved the formula that would be used to determine the maximum award amounts for 2010 annual incentive awards, subject to shareholder approval of the 2010 Performance Incentive Plan. The formula reflects the Company’s intention to qualify, to the extent possible, cash compensation paid to officers as tax deductible, subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code.

Under the formula, the maximum award amounts would be determined based on a performance incentive pool equal to 0.7% of the 2010 adjusted net earnings of the Company. Adjusted net earnings of the Company would be defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Compensation Committee. In addition, individual award amounts would be limited to the shareholder-approved maximum defined in the 2010 Performance Incentive Plan of $10.0 million.

At the conclusion of 2010, the performance pool would be calculated and divided among the covered officers. The Chairman and Chief Executive Officer’s maximum award under the plan would be limited to one-third of the pool, and the remaining covered officers each would be eligible for a maximum award equal to one-sixth of the remaining pool, in each case, subject to the individual maximums defined in the 2010 Performance Incentive Plan.

In addition, on January 26, 2010, the Compensation Committee approved a formula that would be used to determine the maximum award amounts for 2011 restricted stock awards, subject to shareholder approval of the 2010 Performance Incentive Plan. The formula reflects the Company’s intention to qualify, to the extent possible, stock awards made to officers as tax deductible, subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code.

Under the formula, the maximum restricted stock award grant value amounts for the 2011 restricted stock awards would be determined based on a performance incentive pool equal to 1.0% of the adjusted net earnings of the Company. Adjusted net earnings of the Company would be defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Compensation Committee. In addition, individual awards would be limited to the shareholder-approved maximum defined in the 2010 Performance Incentive Plan of one million shares.

At the conclusion of 2010, the performance pool for the 2011 restricted stock awards would be calculated and divided among the covered officers. The Chairman and Chief Executive Officer’s maximum award would be equal to one-third of the pool and the remaining covered officers each would be eligible for a maximum award up to an equal share of the remaining pool, in each case, subject to the individual maximum defined in the 2010 Performance Incentive Plan.

The Company will provide additional information regarding the compensation of its executive officers in its proxy statement for the 2010 Annual Meeting of Shareholders, which will be issued in April.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Restricted Stock Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

By:	/s/ W. HILDEBRANDT SURGNER, JR.
Name:	W. Hildebrandt Surgner, Jr.
Title:	Corporate Secretary and
Senior Assistant General Counsel

DATE: January 28, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Restricted Stock Agreement